News Release

Exhibit 99.1

Contact:	Donald P. Hileman EVP/CFO (419) 785-2210 dhileman@first-fed.com William J. Small Chairman, President and CEO (419)782-5015 bsmall@first-fed.com

FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES STOCK REPURCHASE PROGRAM

DEFIANCE, OHIO (September 30, 2013) - First Defiance Financial Corp. (NASDQ: FDEF) announced today that its Board of Directors decided it is in the best interest of the Company and its shareholders to institute a new share repurchase program of up to 5%, or approximately 489,000 shares, of the common stock outstanding. Repurchases will be made periodically depending on market conditions and other factors. The repurchased shares will be held as treasury stock and will be available for general corporate purposes, including employee stock option plans. The exact number of shares to be repurchased by the company is not guaranteed.

William J. Small, Chairman, President and Chief Executive Officer, said, “The company's strong capital position and balance sheet allows it the flexibility to fund this program while continuing to finance the company's operations and growth strategy. We believe that the repurchase of our stock is an important tool in our overall capital management and represents another way for us to offer additional value to our shareholders."

Purchases under the First Defiance Financial Corp. stock repurchase program may be made periodically, in the open market, through block trades or otherwise, and also in privately negotiated transactions. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or periodically without prior notice. As of September 27, 2013, First Defiance Financial Corp. had 9,784,737 shares outstanding.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. First Federal operates 33 branches and 42 ATM locations in northwest Ohio, southeast Michigan and Fort Wayne, Indiana. First Insurance Group is a full line insurance agency with offices in Archbold, Bowling Green, Bryan, Defiance, Maumee and Oregon, Ohio.

For more information, visit the company’s Web site at www.fdef.com.

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